Filed Pursuant to Rule 433
Registration Statements No. 333-183920 and 333-204289
May 19, 2015

Issuer Free Writing Prospectus

Republic of Chile
€440,000,000 1.625% Notes due 2025
Final Terms and Conditions
As of May 19, 2015

Issuer:	Republic of Chile

Title:	1.625% Notes due 2025

Ratings(1):	Aa3/AA-/A+ (Moody’s/S&P/Fitch)

Currency:	Euro (“€”)

Principal amount:

€440,000,000 (to constitute a further issuance of, be consolidated, form a single series and be fully fungible with the Republic’s outstanding 1.625% Notes Due 2025 issued on December 12, 2014 in the original aggregate principal amount of €800,000,000)

Maturity date:	January 30, 2025

Settlement date (T+5):	May 27, 2015

Interpolated Mid-Swaps Yield:	0.872%

Spread to Mid-Swap:	+60 basis points

Yield to Maturity:	1.472%

Public Offering Price:

101.366% plus accrued interest (i) of €3,251,780.82 from (and including) December 12, 2014 to (but excluding) May 27, 2015, the expected Settlement Date and (ii) from May 27, 2015, if settlement occurs after that date

Interest:	1.625% per annum payable annually in arrears

Payment of Interest:	Amounts due in respect of interest will accrue and be paid annually in arrears

Interest Payment Dates:	Interest payment dates shall be on January 30 of each year, commencing on January 30, 2016

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day count:	Actual/Actual (ICMA)

Type:	SEC Registered; Global

ISIN/Common Code:	XS1151586945/115158694

Concurrent Offering	The Republic of Chile is also offering €950,000,000 aggregate principal amount of its Euro denominated 1.875% Notes due 2030 in an offering registered with the SEC

Governing Law:	New York

Listing:	Application has been made to list the notes on the official list of the Luxembourg Stock Exchange and to admit the notes for trading on the Euro MTF market

Joint Bookrunners/Allocation:	Banco Santander, S.A. (€146,667,000)
HSBC Bank plc (€146,667,000)
J.P. Morgan Securities plc (€146,666,000)

(1) The security ratings above are not a recommendation to buy, sell or hold the notes offered hereby.  The ratings may be subject to revision or withdrawal at any time by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service and Fitch Ratings Limited.  Each of the security ratings above should be evaluated independently of any other security rating.

The following additional information of the Republic of Chile and regarding the securities is available from the SEC’s website and also accompanies this free-writing prospectus:

•                  http://www.sec.gov/Archives/edgar/data/19957/000104746915004866/a2224681z424b5.htm

•                  http://www.sec.gov/Archives/edgar/data/19957/000110465915039188/0001104659-15-039188-index.htm

•                  http://www.sec.gov/Archives/edgar/data/19957/000104746915004403/0001047469-15-004403-index.htm

•                  https://www.sec.gov/Archives/edgar/data/19957/000104746915004868/0001047469-15-004868-index.htm

•                  http://www.sec.gov/Archives/edgar/data/19957/000110465915033865/0001104659-15-033865-index.htm

Delivery of the notes is expected on or about May 27, 2015, which will be the fifth business day following the date of pricing of the notes.  Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the notes who wish to trade notes on the pricing date should consult their own advisor.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the base prospectus and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Banco Santander, S.A. at (+44) 207 756 7202, HSBC Bank plc at 1-866-811-8049 and J.P. Morgan Securities plc at (+44) 207 134 2468.